UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2011

FIRST CITIZENS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-16715	56-1528994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Six Forks Road Raleigh, North Carolina		27609
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 716-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On January 27, 2011, First Citizens BancShares, Inc. (BancShares) filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, First-Citizens Bank & Trust Company (FCB), had entered into a definitive Purchase and Assumption Agreement (Agreement) with the Federal Deposit Insurance Corporation (FDIC) on January 21, 2011, pursuant to which FCB purchased substantially all of the assets and assumed the majority of the liabilities of United Western Bank (United Western) of Denver, Colorado.

This Current Report on Form 8-K/A is being filed to update the disclosures in Item 2.01 and to provide the financial information required by Item 9.01. In reliance on guidance provided in Staff Accounting Bulletin, Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions (SAB 1:K), BancShares has omitted certain financial information of United Western required by Rule 3-05 of Regulation S-X and the related proforma information under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01 – Completion of an Acquisition or Disposition of Assets

The Agreement provides that assets be purchased and liabilities be assumed by FCB at United Western’s carrying value. Pursuant to the Agreement, FCB received a discount of $213.0 million on the assets and paid no deposit premium.

As required under accounting principles generally accepted in the United States (US GAAP) and as discussed in further detail in Item 9.01, the acquired assets and assumed liabilities were recorded at their estimated fair values. Except where otherwise indicated, the accompanying discussion of assets acquired and liabilities assumed are based on estimated fair values on the date of the Agreement.

The FDIC-assisted acquisition of United Western included eight branches: Boulder, Centennial, Cherry Creek, downtown Denver, Hampden at Interstate 25, Fort Collins, Longmont and Loveland.  The fair value of assets purchased by FCB totaled $1.7 billion, including $767.2 million in loans and $27.6 million in other real estate acquired through foreclosure. FCB assumed liabilities with a fair value of $2.2 billion, including $1.6 billion in deposits, $336.9 million in short-term borrowings and $207.6 million in long-term obligations.  FCB also received $542.1 million of cash from the FDIC.

Loans and ORE purchased from United Western are covered by two loss share agreements between the FDIC and FCB (one for single family residential mortgage loans and the other for all other loans and ORE), which afford FCB significant loss protection. Under the loss share agreement for single family residential mortgage loans (SFRs), the FDIC will cover 80 percent of covered loan losses up to $32.5 million; 0 percent of losses from $32.5 million to $57.7 million; and 80 percent of losses in excess of $57.7 million.  The loss share agreement for all other loans and ORE will cover 80 percent of covered loan and ORE losses up to $111.5 million; 30 percent of losses from $111.5 million to $227.0 million; and 80 percent of losses in excess of $227.0 million.

The SFR loss share agreement covers losses recorded during the ten years following the date of the transaction, while the term for the loss share agreement covering all other loans and ORE is five years.  The SFR loss share agreement also covers recoveries received for ten years following the date of the transaction, while recoveries of all other loans and ORE will be shared with the FDIC for an eight-year period. The losses reimbursable by the FDIC are based on the book value of the relevant loan as determined by the FDIC at the date of the transaction. New loans made after that date are not covered by the loss share agreements.

The loss share agreements include a true-up payment in the event FCB’s losses do not reach the Total Intrinsic Loss Estimate of $294.0 million.  On March 17, 2021, the true-up measurement date, FCB is required to make a true-up payment to the FDIC equal to 50 percent of the excess, if any, of the following calculation: A-(B+C+D), where (A) equals 20 percent of the Total Intrinsic Loss Estimate, or $58.8 million; (B) equals 20 percent of the Net Loss Amount; (C) equals 25 percent of the asset (discount) bid, or ($53.3 million); and (D) equals 3.5 percent of total Shared Loss Assets at Bank Closing, or $38.0 million.  Current loss estimates suggest that a true-up payment of $10.5 million will be paid to the FDIC during 2021.

An analysis of the likely short-term and long-term effects of the loss share agreements on FCB’s cash flows and reported results is included in Item 9.01 below.

The foregoing description of the Agreement, including the loss share agreements, is a summary and is qualified in its entirety by reference to the Agreement. A copy of the Agreement, including the loss share agreements, was attached as Exhibit 2.1 to the Form 8-K filed January 27, 2011.

Item 9.01 – Financial Statements and Exhibits

As set forth in Item 2.01 above, on January 21, 2011, FCB purchased substantially all of the assets and assumed the majority of the liabilities of United Western pursuant to the Agreement. The following discussion should be read in conjunction with the historical financial statements and the related notes of BancShares, which have been filed with the Securities and Exchange Commission and the audited statement of assets acquired and liabilities assumed, which is included as Exhibit 99.2 to this filing.

FAIR VALUE ESTIMATES

The determination of the fair value of assets acquired and liabilities assumed involves a high degree of judgment and complexity. Management estimated fair values of the acquired assets and assumed liabilities in accordance with US GAAP. However, the amount that BancShares realizes on these assets and liabilities could differ materially from the carrying value reflected in the financial statements. The fair value of the acquired loans, ORE and the receivable from the FDIC for loss share agreements reflects management’s best estimate of the amount to be realized on each of these assets. To the extent the actual values realized for the acquired loans and ORE covered under loss share agreements are different from the initial estimates, the receivable from the FDIC for loss share agreements will generally be impacted in an offsetting manner.

SUMMARY

Including the impact of all fair value adjustments and the cash received from the FDIC, acquired assets totaled $2.2 billion or 10.7 percent of BancShares’ consolidated assets as of December 31, 2010. The fair value of loans acquired totaled $767.2 million, which represented 5.7 percent of gross loans and leases as of December 31, 2010. The fair value of ORE and other assets acquired through foreclosure totaled $27.6 million or 16.6 percent of ORE as of December 31, 2010.  FCB recorded a $140.3 million receivable that was based on the present value of projected amounts to be received from the FDIC under the United Western loss share agreements.  BancShares also received cash of $542.1 million from the FDIC as a part of the initial settlement process.

The fair value of liabilities assumed equaled $2.2 billion or 11.5 percent of BancShares’ liabilities at December 31, 2010. Deposit liabilities assumed totaled $1.6 billion or 9.1 percent of deposit liabilities at December 31, 2010. Short-term borrowings assumed from United Western totaled $336.9 million or 61.6 percent of short-term borrowings at December 31, 2010.  Long-term obligations assumed from United Western totaled $207.6 million or 25.6 percent of long-term obligations at December 31, 2010.

INVESTMENTS

The following table presents information regarding the securities portfolio acquired on January 21, 2011.

	Par value	Fair value	Weighted average coupon rate	Average maturity (years/months)
	(dollars in thousands)
Mortgage-backed securities:
GNMA	$215,399	$220,016	1.83%	24/6
US Government agency	17,470	18,279	4.81%	20/5
Private label	5,662	5,382	4.70%	24/5
SBA securities	35,924	38,185	3.40%	8/5
Total	$274,455	$281,862

Investment securities with a fair value of $230.6 million were pledged to secure various debt obligations as of January 21, 2011.

LOANS

The following table presents information regarding the loan portfolio acquired on January 21, 2011:

	January 21, 2011
	Contractual Balance	Fair Value Adjustments	Fair Value
Commercial:	(thousands)
Construction and land development	$96,496	$(43,627)	$52,869
Commercial mortgage	402,201	(95,255)	306,946
Other commercial real estate	16,612	(8,220)	8,392
Commercial and industrial	160,698	(73,851)	86,847
Leases	488	(177)	311
Total commercial loans	676,495	(221,130)	455,365
Noncommercial:
Residential mortgage	290,644	(35,531)	255,113
Revolving mortgage	15,198	(3,365)	11,833
Construction and land development	58,141	(18,319)	39,822
Consumer	5,594	(568)	5,026
Total noncommercial loans	369,577	(57,783)	311,794
Total loans and leases	$1,046,072	$(278,913)	$767,159

The weighted average contractual loan yield was 4.86 percent as of January 21, 2011.

The following table provides the contractual maturity of loans acquired as of January 21, 2011:

	Maturing				Percentage of
	Within 1 Year	1 - 5 Years	After 5 Years	Total	Portfolio
	(dollars in thousands)
Construction and land development - commercial	$64,863	$30,360	$1,273	$96,496	9.22%
Commercial mortgage	75,682	73,108	253,412	402,202	38.45
Other commercial real estate	12,375	2,516	1,721	16,612	1.59
Commercial and industrial	77,549	36,799	46,334	160,682	15.36
Leasing	17	471	-	488	0.05
Residental mortgage	25,506	17,639	247,514	290,659	27.79
Revolving mortgage	-	2,842	12,356	15,198	1.45
Construction and land development - noncommercial	58,141	-	-	58,141	5.56
Consumer and other	4,929	643	22	5,594	0.53
Total loans and leases	$319,062	$164,378	$562,632	$1,046,072	100.00%

Loans maturing later than one year after the acquisition date with variable contractual interest rates have a total contractual balance of $608.2 million and loans with a fixed contractual interest rate have a total contractual balance of $118.8 million.

See Note 6 to the statement of assets acquired and liabilities assumed for discussion of impaired loans.

DEPOSITS

The following table presents information regarding the United Western deposits assumed by FCB:

(thousands)

Demand:
Noninterest-bearing	$101,875
Interest-bearing	1,063,420
Savings	244
Time	439,319
Total assumed deposits	$1,604,858

The following table provides the scheduled maturity of all time deposits assumed:

(thousands)
Maturing during 12-month period ending January 21,
2012	$314,500
2013	95,730
2014	12,100
2015	7,693
2016	5,538
Thereafter	3,758
Total	$439,319

The weighted average contractual interest rate for assumed time deposits is 1.44 percent.

As of January 21, 2011, United Western had $381.4 million in time deposits of $100,000 or more.  The following table provides the scheduled maturity of these time deposits:

(thousands)
Maturing:
3 months or less	$72,467
Over 3 through 6 months	23,207
Over 6 through 12 months	174,551
Over 12 months	111,149
Total	$381,374

United Western was highly dependent on institutional depositors.  As of January 21, 2011, United Western’s deposit liabilities included $1.09 billion of deposits from five institutional depositors.  The three largest customers represent an aggregate of $1.06 billion of total deposits assumed from United Western.  As of March 31, 2011, deposits from institutional depositors had declined to $108.7 million.

FCB recorded a core deposit intangible asset based on an estimated value of transaction accounts assumed from United Western. The $537,000 core deposit intangible will be amortized on an accelerated basis over its estimated average life, which was determined to be four years. Non-transaction deposit balances and institutional and brokered deposits were determined to have no value.

SHORT-TERM BORROWINGS

As of January 21, 2011, United Western had $268.0 million in a contractual short-term borrowing from the FHLB of Topeka. This borrowing was secured by loans, FHLB stock and investment securities. The FHLB borrowing, which had a scheduled maturity of March 18, 2011, had a variable rate that was subject to change daily. The short-term borrowing from the FHLB was repaid on February 1, 2011.  There was no prepayment penalty paid on this borrowing.  The carrying value of short-term borrowings is a reasonable estimate of fair value, and no fair value adjustment was recorded.

United Western had $16.9 million in overnight repurchase obligations with various customers.   Due to the short-term nature of these agreements, no fair value adjustment was recorded for these borrowings.   FCB also assumed repurchase agreements with a fair value of $52.0 million, inclusive of the fair value based prepayment penalty that would have been payable to the counterparty in the event of prepayment at the acquisition date.

LONG-TERM OBLIGATIONS

As of January 21, 2011, United Western had long-term obligations of $180.6 million to the FHLB. These borrowings, with varying rates and maturities extending through January 2015, were secured by loans, FHLB stock and investment securities.  The long-term FHLB borrowings were repaid on February 1, 2011.  A fair value adjustment of $789,000 was recorded, which represents the fair value based prepayment penalty that would have been charged as of January 21, 2011.

FCB also assumed repurchase obligations with a fair value of $26.2 million, inclusive of the fair value based penalty payable to the counterparty in the event of prepayment.

RESULTS OF OPERATIONS

BancShares believes the transaction will improve net interest income, as interest earned on acquired loans and investments will exceed interest paid on assumed deposits and borrowings. The extent to which net interest income may be adversely affected by changes in cash flow estimates and the resulting impact on accretable yield may be offset by the loss share agreements and the related discounts recorded upon the purchase of the loans.

Based upon the acquisition date fair values of the net assets acquired, no goodwill was recorded. The transaction resulted in a gain of $65.5 million, which will be included in noninterest income in the March 31, 2011 consolidated statement of income in BancShares’ Quarterly Report on Form 10-Q. The gain resulted from the difference between the estimated fair values of acquired assets and assumed liabilities.

Substantially all of the loans and ORE purchased from United Western are covered by two loss share agreements between the FDIC and FCB (one for single family residential mortgage loans and the other for all other loans and ORE), which afford FCB significant loss protection. Under the loss share agreement for single family residential mortgage loans (SFRs), the FDIC will cover 80 percent of covered loan losses up to $32.5 million; 0 percent of losses from $32.5 million to $57.7 million; and 80 percent of losses in excess of $57.7 million.  The loss share agreement for all other loans and ORE will cover 80 percent of covered loan and ORE losses up to $111.5 million; 30 percent of losses from $111.5 million to $227.0 million; and 80 percent of losses in excess of $227.0 million.  In addition, at the end of the loss share agreements, FCB may be required to make a true-up payment to the FDIC.  Current loss estimates suggest that a true-up payment of $10.5 million will be paid to the FDIC during 2021.   The FDIC receivable was discounted to reflect the present value of future cash flows based on estimated amounts and assumed timing.

The loss share agreements will likely have a material impact on the cash flows and operating results of BancShares. It is likely that significant covered loan balances will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the contractual obligation. If the borrower is unable to make the contractual payments, cash flows will be affected. If a loan is subsequently charged-off after BancShares exhausts its collection efforts, the loss share agreements will cover a substantial portion of the loss associated with the covered assets.

BancShares does not currently expect to record significant loan loss provisions in the foreseeable future related to United Western’s loan portfolio because the loans were written down to estimated fair value as of the acquisition date.  Nevertheless, in the event acquired loan quality deteriorates further in future periods, FCB will record allowance for loan losses by charges to provision for loan losses.  The FDIC receivable will also be adjusted for the expected amount to be reimbursed with an offsetting entry to noninterest income.

BancShares believes that noninterest income and expense will both increase as a result of the United Western transaction. Noninterest income will benefit from adjustments to the FDIC receivable resulting from post-acquisition credit deterioration.  Noninterest expenses will increase due to the personnel, occupancy and other operating costs resulting from the offices of United Western we will continue to operate.

LIQUIDITY

BancShares and FCB have had access to significant liquidity, even prior to the United Western transaction.  Net of amounts pledged for various purposes, BancShares’ immediately available balance sheet liquidity totaled $2.73 billion at December 31, 2010, compared to $1.32 billion at December 31, 2009.  The significant increase in balance sheet liquidity during 2010 resulted from deposit growth generated by FCB exclusive of the FDIC-assisted transactions.

Assets acquired from United Western include $702.8 million of highly-liquid assets (cash and investment securities available for sale) and $542.1 million of cash paid by the FDIC.  These assets provide additional liquidity for various operating needs, including the funding of deposit runoff. In addition, the FDIC-assisted transaction provides access to new customers, and allows BancShares the opportunity to generate new deposit balances as needed to support its liquidity position.

United Western’s deposit portfolio assumed by FCB totaled $1.60 billion, including $1.09 billion of institutional and brokered deposits.  Due to the significant liquidity available to BancShares and FCB, FCB elected to reduce the interest rates paid on the assumed brokered deposits to current market rates, which resulted in a significant runoff of those deposits.   As of March 31, 2011, deposits from the United Western transaction totaled $328.4 million.  Further runoff of the brokered deposits is expected.

CAPITAL

As of December 31, 2010, BancShares and FCB reported capital ratios that exceeded the minimum requirements to be classified as well-capitalized.

	BancShares	FCB	Well-capitalized requirement
Tier 1 risk-based capital ratio	14.86%	14.50%	6.00%
Total risk-based capital ratio	16.95%	16.71%	10.00%
Tier 1 leverage capital ratio	9.18%	8.40%	5.00%

During 2010, FCB requested and received regulatory approval to merge with IronStone Bank, a wholly-owned subsidiary of BancShares. Under the terms of the merger, which was completed on January 7, 2011, FCB was the surviving entity.   On a proforma basis, considering the impact of the United Western transaction and the merger with ISB, FCB will remain well-capitalized.

RISK FACTORS

Instability in real estate markets

Disruption in residential housing markets including reduced sales activity and falling market prices have adversely affected collateral values and customer demand, particularly with respect to areas of the country that had experienced significant growth during the economic expansion.  Instability in residential and commercial real estate markets could result in higher credit losses in the future if customers default on loans that, as a result of lower property values, are no longer adequately collateralized. The weak real estate markets could also affect our ability to sell real estate acquired through foreclosure.

Operational and data security risk

We are exposed to many types of operational risks, including reputation risk, legal and compliance risk, the risk of illegal activities conducted by employees or outsiders, data security risk and operational errors. Our dependence on automated systems, including the automated systems used by acquired entities and third parties, to record and process transactions may further increase the risk that technical failures or tampering of those systems will result in losses that are difficult to detect. We are also subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control.

Liquidity

Liquidity is essential to our businesses. Our deposit base represents our primary source of liquidity, and we typically have the ability to stimulate deposit growth through our pricing strategies. However, in circumstances where our ability to generate needed liquidity is impaired, we would need access to alternative liquidity sources such as overnight or other short-term borrowings. While we maintain access to alternative funding sources, we are dependent on the availability of collateral, the counterparty’s willingness to lend to us and their liquidity capacity. We expect that this FDIC-assisted transaction of United Western will reduce our immediately available balance sheet liquidity by approximately $750 million over the course of 2011.

Mergers and acquisitions

Complications in the conversion of operating systems, data systems and products may result in the loss of customers, damage to our reputation, operational problems, one-time costs currently not anticipated or reduced cost savings resulting from a merger or acquisition. The integration could result in higher than expected deposit attrition, loss of key employees, disruption of our businesses or the businesses of the acquired company or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition.

With respect to the FDIC-assisted transactions, the exposures to prospective losses on certain assets are covered under loss share agreements with the FDIC. These loss share agreements impose certain obligations on us that, in the event of noncompliance, could result in the delay of payments from the FDIC or potential disallowance of our rights under the loss share agreements.

Unfavorable changes in economic conditions

BancShares’ business is highly affected by national, regional and local economic conditions. These conditions cannot be predicted or controlled, and may have a material impact on our operations and financial condition. Unfavorable economic developments such as an increase in unemployment rates, decreases in real estate values, rapid changes in interest rates, higher default and bankruptcy rates and various other factors could weaken the national economy as well as the economies of specific communities that we serve. Weakness in our market areas or a prolonged recovery of the most recent recession could depress our earnings and financial condition because borrowers may not be able to repay their loans, collateral values may fall, and loans that are currently performing and other long-lived assets may become impaired.

Litigation

The frequency of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions remain high. Substantial legal liability or significant regulatory action against us may have material adverse financial effects or cause significant reputational harm.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01:

Statement of Assets Acquired and Liabilities Assumed at January 21, 2011

(d)	Exhibits

99.1	Statement of Assets Acquired and Liabilities Assumed at January 21, 2011

FORWARD-LOOKING STATEMENTS

Statements in this document and exhibits relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in our annual report on Form 10-K, our quarterly reports on Form 10-Q, and in other documents filed by us from time to time with the Securities and Exchange Commission.

Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “projects,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of BancShares’ management about future events.

Factors that could influence the accuracy of those forward-looking statements include, but are not limited to, the financial success or changing strategies of our customers, customer acceptance of our services, products and fee structure, the competitive nature of the financial services industry, our ability to compete effectively against other financial institutions in our banking markets, actions of government regulators, the level of market interest rates and our ability to manage our interest rate risk, changes in general economic conditions that affect our loan and lease portfolio, the abilities of our borrowers to repay their loans and leases, the values of real estate and other collateral, the impact of the FDIC-assisted transactions of Temecula Valley Bank, Venture Bank, First Regional Bank, Sun American Bank, United Western Bank and other developments or changes in our business that we do not expect.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have no obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

FIRST CITIZENS BANCSHARES, INC.
(Registrant)

Date: May 10, 2011	By:	/s/ Kenneth A. Black
Kenneth A. Black Chief Financial Officer